Exhibit 10.10

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TECHNOLOGY ASSIGNMENT AGREEMENT

This Technology Assignment Agreement (the “Agreement”) is effective as of the Effective Date and is by and between Dow Global Technologies Inc. and The Dow Chemical Company (hereinafter both are referred to as “Dow”), both Delaware corporations having their principal offices at either 2040 Dow Center, Midland, MI, 48674 USA or 2030 Dow Center, Midland, MI, 48674 USA and Pfenex Inc., a Delaware corporation (hereinafter “Pfenex”) having a principal place of business at 5501 Oberlin Drive, San Diego, CA, 92121.

RECITALS

WHEREAS, Dow owns the rights to certain intellectual property related to Pseudomonas fluorescens expression technology and made substantial patented and unpatented improvements to such technology, now generally known as “Pfenex Expression Technology™” and as further defined below;

WHEREAS, Dow owns the rights to certain intellectual property related to virus like particles; and

WHEREAS, Pfenex desires to acquire and take assignment of such intellectual property related Pseudomonas fluorescens expression technology and virus-like particles.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE 1 DEFINITIONS

1.01 Affiliates: “Affiliates” shall mean, with respect to a Party, any entity that, directly or indirectly through one or more intermediates, controls, is controlled by or is under common control with such Party, where “controls”, “controlled by”, and “is under common control” means ownership, directly or indirectly, of fifty percent (50%) or more of the voting equity interest in the entity or the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of that entity, whether through ownership or voting securities, by contract or otherwise.

1.02 Assets: “Assets” shall mean collectively the Assigned Patents, the Assigned Know How, and the Assigned Trademarks.

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1.03 Assigned Know-How: “Assigned Know-How” shall mean the Pfēnex Expression Technology™ Know-How and the Virus-Like Particle Know-How and all rights associated with the protection of trade and industrial secrets and confidential information therein.

1.03.01 Pfēnex Expression Technology™ Know-How: “Pfēnex Expression Technology™ Know-How” shall mean any and all Know-How related directly or indirectly to bacterial expression technology related to Pseudomonas fluorescens including strains of Pseudomonas fluorescens and the modification, transformation and/or engineering thereof (including, without limitation, the strains of Pseudomonas fluorescens, plasmids, expression vectors, nucleic acid and protein based probes relating to genetic transformation of Pseudomonas fluorescens) that is or has been used in the Business, excluding Know-How licensed to Pfenex under the Technology License Agreement.

1.03.02 Virus-Like Particle Know-How: “Virus-Like Particle Know-How” shall mean any and all Know-How related to producing virus-like particles in an expression system such as Pseudomonas fluorescens and/or other transgenic systems that is or has been used in the Business, excluding Know-How licensed to Pfenex under the Technology License Agreement.

1.04 Assigned Patents: “Assigned Patents” shall mean the Pfēnex Expression Technology™ Patents and the Virus-Like Particle Patents.

1.04.01 Pfēnex Expression Technology™ Patents: “Pfēnex Expression Technology™ Patents” shall mean any and all Patents (including the right to Prosecute and Enforce the same) associated with, or related to bacterial expression technology related to Pseudomonas fluorescens that are or have been used in the Business as set forth on Appendix A.

1.04.02 Virus-Like Particle Patents: “Virus-Like Particle Patents” shall mean any and all Patents (including the right to Prosecute and Enforce the same) associated with, or related to producing virus-like particles in an expression system such as Pseudomonas fluorescens and/or other transgenic systems that are or have been used in the Business as set forth on Appendix A.

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1.05 Assigned Trademark: “Assigned Trademark” shall mean all Trademarks owned or used under license by Dow and used exclusively in the Business, including the Trademarks listed on Appendix B.

1.06	Business: “Business” shall have the meaning set forth in the Contribution Agreement.

1.07 Dow Fields: “Dow Fields” shall mean Field 1, Field 2 and Field 3 as set forth in the Grant-Back and Technology License Agreement.

1.08	Effective Date: “Effective Date” shall mean November 30, 2009.

1.09 Grant-Back and Technology License Agreement: “Grant-Back and Technology License Agreement” shall mean that certain Grant-Back and Technology License Agreement between the Parties dated as of the Effective Date, which provides for the license by Pfenex to Dow of certain of the Assigned Know-How and Assigned Patents back to Dow in specified fields.

1.10 Intellectual Property: “Intellectual Property” shall mean any or all of the following and all statutory and/or common law rights throughout the world in, arising out of or associated with any or all of the following: (a) Patents, (b) Trademarks, (c) Copyrights, (d) the protection of trade and industrial secrets and confidential information, (e) Know-How, (f) internet properties and (g) any similar, corresponding or equivalent rights to any of the foregoing (e.g., plant variety protection act certificates) anywhere in the world, including priority rights and the right to enforce and recover remedies for any of the foregoing.

1.10.01 Copyrights: “Copyrights” shall mean any and all rights in, arising out of, or associated with works of authorship, including without limitation rights in copyrights and copyrightable works and registrations, applications and renewals for registration thereof, mask works and registrations and applications for registration or renewals thereof, computer software, data, databases and documentation including copies and tangible embodiments (in whatever form or medium) thereof whether protected, created or arising under the laws of the United States or any other jurisdiction, whether published or unpublished, including rights to prepare, reproduce, perform, display and distribute copyrighted works and copies, compilations and derivative works thereof.

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1.10.02 Know-How: “Know-How” shall mean technical information and materials, in any tangible or intangible form whatsoever, including without limitation, technology, reports, databases, data, results, bacterial strains, genetic constructs, genomic sequences and annotations, analytical models, computer software and algorithms for controlling fermentation vessels and related equipment, chemicals, inventions (patentable or otherwise), practices, methods, knowledge, techniques, specifications, formulations, formulae, know-how, skill, experience, test data, including pharmacological, biological, chemical, biochemical, toxicological and clinical test data, analytical and quality control data, stability data, studies and procedures, and patent and other legal information or descriptions.

1.10.03 Patents: “Patents” shall mean any and all rights in, arising out of, or associated with inventions, including without limitation all United States and foreign patents, utility models, and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, supplementary protection certificates, continuations and continuations-in-part patent applications and patents issuing therefrom, patent disclosures and inventions, draft patent applications and equivalent or similar rights of the foregoing anywhere in the world, whether protected, created or arising under the laws of the United States or any other jurisdiction.

1.10.04 Trademarks: “Trademarks” shall mean any and all rights in, arising out of, or associated with marks, including without limitation rights granted under the United States trademark law such as trademarks, service marks, logos, trade names, corporate names, and Internet domain names (whether registered or unregistered, including any applications for registration of the foregoing), trade dress rights and general intangibles of a like nature, industrial or product designs and addresses and general-use e-mail addresses, and all goodwill associated therewith throughout the world, whether protected, created or arising under the laws of the United States or any other jurisdiction.

1.11 “Knowledge” of Dow shall mean the actual knowledge of Pat Lucy, Dennis Merens, Charles Squires and Henry Talbot, and shall include all information each such person knows or should have known after due inquiry of those individuals that would reasonably be expected to have knowledge of the matter in question.

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1.12 “Lien” shall mean (a) any encumbrance, mortgage, pledge, lien, charge or other security interest of any kind upon any property or assets of any character, or upon the income or profits therefrom; (b) any acquisition of or agreement to have an option to acquire any property or assets upon conditional sale or other title retention agreement, device or arrangement (including a capitalized lease); or (c) any sale, assignment, pledge or other transfer for security of any accounts, general intangibles or chattel paper, with or without recourse.

1.13	Parties: “Parties” shall mean collectively Pfenex and Dow.

1.14	Party: “Party” shall mean either Pfenex or Dow as the case may be.

1.15 Prosecution and Enforcement: “Prosecution and Enforcement” shall mean (i) the preparation, filing for, prosecution, maintenance of registrations thereof and applications for any such registration, (ii) the conduct of interferences, re-examinations, reissues, oppositions or requests for term extensions with respect thereto, and (iii) the conduct of any enforcement proceeding with respect thereto (whether infringement, misuse, misappropriation or otherwise) or any declaratory judgment proceeding with respect thereto; and “Prosecute and Enforce” shall have the correlative meaning.

1.16 Technology License Agreement: “Technology License Agreement” shall mean that certain Technology Licensing Agreement between The Dow Chemical Company, Dow Global Technologies Inc. and Pfenex of even date herewith.

1.17 Third Party: “Third Party” shall mean any person, organization, firm, corporation, partnership or entity other than Pfenex, Dow and their respective Affiliates.

All capitalized terms not otherwise defined herein shall have the meaning ascribed to such term as set forth under that certain Contribution, Assignment and Assumption Agreement by and between The Dow Chemical Company, Dow Global Technologies Inc. and Pfenex of even date herewith (the “Contribution Agreement”).

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ARTICLE 2 TRANSFER OF ASSETS

2.01 Assignment to Pfenex and Further Assurances: The Dow Chemical Company and Dow Global Technologies Inc., as applicable, hereby and agree to irrevocably contribute, transfer, assign, convey and deliver and relinquish exclusivity of (except as expressly provided for in this Agreement or the Grant-Back and Technology License Agreement) the Assets to Pfenex and its successors and assigns, and all benefits, privileges, causes of action, and remedies relating to the Assets, whether before or hereafter accrued, including, without limitation, the exclusive rights to (a) apply for and maintain all registrations, applications, Patents, renewals and/or extensions therefor, (b) bring causes of action for all past, present and/or future infringement or misappropriation thereof, including all rights to sue for and to receive and recover all profits and damages accruing from an infringement or misappropriation prior to the Effective Date as well as the right to grant releases for past infringement or misappropriation and (c) settle and retain proceeds from any such actions as they relate to the Business, subject to the terms and conditions of the Grant-Back and Technology License Agreement. Dow hereby waives and agrees not to enforce all moral rights that Dow may have in the Assets as they relate to the Business. As part of Dow’s assignment obligations under this Agreement, Dow shall execute within sixty (60) days of the Closing Date the assignment document set forth in Appendix C (“Assignment Document”) for each and every Asset, if applicable, including but not limited to each of the patents and patent applications set forth in Appendix A to this Agreement, which Assignment Document may be filed by Pfenex with the United States Patent and Trademark Office and other similar governmental authorities. Notwithstanding any other provision herein, Dow agrees to execute the Assignment Document or other documents as reasonably necessary or reasonably desirable for Pfenex to perfect its rights in the Assets, to evidence more fully such transfer of ownership or the original ownership of all the Assets, or to otherwise protect, defend or prosecute the intellectual property rights within such Assets.

2.02 Power of Attorney: If at any time Pfenex is unable, because of Dow’s dissolution or other unavailability, to secure Dow’s signature to apply for or to pursue any United States or foreign Patent, Copyright or Trademark applications or registrations covering the Assets, or other documents or filings pertaining to any or all of the Assets, Dow hereby irrevocably designates and appoints Pfenex and its duly authorized officers and agents as its agents and attorneys-in-fact, to act for and on its behalf and stead to execute and file any and all such applications, registrations, and other documents and to do all other lawfully permitted acts to further the prosecution and issuance thereon with the same legal force and effect as if executed by Dow.

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2.03 Post-Closing Date Transfer: To the extent any Intellectual Property within the Assets is not already in the actual possession and operating control of Pfenex as of the Closing Date, Dow shall assign and transfer, or otherwise facilitate such assignment and transfer of, such Intellectual Property to Pfenex such that Pfenex is in actual possession and operating control of such Intellectual Property as soon as practicable but no later than sixty (60) days after the Closing Date. To the extent Dow cannot grant possession to Pfenex of any Intellectual Property within the Assets as of the Closing Date, Dow shall (A) use diligent efforts to place Pfenex in actual possession and operating control of such Intellectual Property as soon as practicable but no later than sixty (60) days after the Closing Date and (B) hold such Intellectual Property for and on behalf of Pfenex until such time Dow places Pfenex in actual possession and operating control of such Intellectual Property; provided that any and all Liabilities related to such Intellectual Property shall be excluded from the Assumed Liabilities (as defined under the Contribution Agreement) and not assumed by Pfenex pursuant to Section 3.1 of the Contribution Agreement until such time Dow places Pfenex in actual possession and operating control of such Intellectual Property.

2.04 Post-Closing Date Assignment: Dow agrees that, in the event that any Patents or Trademarks that are used in the Business as of the Effective Date and are not listed in Appendix A of this Agreement or Appendices A through D of the Technology License Agreement, then Dow agrees, subject to documented evidence provided by Pfenex, that, at any time upon Pfenex’s reasonable written request, Dow, unless there is a Dispute, shall assign to Pfenex such Patents or Trademarks, or if such Patents or Trademarks are used outside the Business as of the Effective Date by Dow, unless there is a Dispute, Dow shall license to Pfenex such Patents or Trademarks on terms and conditions consistent with the Transaction Agreements (including but not limited to granting such license of any Patents or Trademarks owned or Controlled by Dow on a royalty-free basis with the right to grant and authorize sublicenses). This obligation will expire thirteen (13) months from the Effective Date. Any Dispute arising out of this section shall be settled as “baseball” type arbitration pursuant to Section 8.16.02. For purposes of this Section 2.04, “Controlled” shall mean, with respect to Patents or Trademarks, possession by Dow, whether arising by ownership, license, or other authorization, to grant and authorize the licenses

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or sublicenses, as applicable, under such Patents or Trademarks within the scope to be granted to Pfenex without violating the terms of a written agreement with any such Third Party assignor, licensor or authorizer, as applicable, under which Dow first acquired rights to such Patents or Trademarks.

2.05 Subject to the transfer of Assets, in the event that, within two (2) years after the Effective Date, (i) Dow and/or any of its Affiliates acquires a 50% equity interest in an entity that has conducted research or development outside of the Dow Fields and practiced Patents assigned or licensed to Pfenex under this Agreement or the Technology License Agreement prior to the effective date of Dow’s or such Affiliate’s, as applicable, acquisition of the equity interest in such entity, and (ii) Dow or such Affiliate, as applicable, makes an equity investment in cash or equivalent asset value of at least 100 million U.S. Dollars in said entity in (i) above (hereinafter “Equity Entity”); then Pfenex and Dow agree to negotiate in good faith for a period of thirty (30) days a royalty-bearing license from Pfenex to Dow under such Patents only for the commercialization of products for use outside of the Dow Fields that were commercialized by the Equity Entity prior to the effective date of Dow’s or such Affiliate’s, as applicable, acquisition of the equity interest in the Equity Entity; provided that Pfenex shall not be obligated to negotiate or continue negotiating with Dow pursuant to this Section 2.05 if (i) the grant of such license to Dow would, in Pfenex’s sole discretion, conflict or interfere with the actual or anticipated business activities of Pfenex, including without limitation, an existing grant from Pfenex to a Third Party of exclusive rights under such Patents or a current negotiation with a Third Party for exclusive rights under such Patents, or (ii) the Parties have not reached agreement on the grant of such license to Dow within such thirty (30)-day period. Any dispute between the Parties under this Section 2.05 shall be resolved pursuant to the arbitration procedures set forth under Section 9.17; provided that Pfenex shall not be obligated to negotiate or continue negotiating with Dow pursuant to this Section 2.05 after such time a dispute under this Section 2.05 is referred to arbitration (except as otherwise determined under arbitration in resolution of such dispute). The purchase of such Equity Entity by Dow or such Affiliate, as applicable, within two (2) years of the Effective Date shall not be deemed a breach of this Agreement.

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ARTICLE 3 ASSUMPTION OF RESPONSIBILITIES

3.01 Subject to the terms and conditions of the Grant-Back and Technology License Agreement relating to Dow’s rights in the Dow Fields, Pfenex shall, in its sole discretion, assume Prosecution and Enforcement of any of the Patents included in the Assets and will be responsible for all costs associated therewith.

ARTICLE 4 CONSIDERATION FOR THE ASSETS

4.01 In consideration for Dow’s contribution, transfer, assignment, conveyance and delivery of the Assets, Pfenex shall issue to Dow shares of Series A-1 Preferred Stock of Pfenex pursuant to the Contribution Agreement.

ARTICLE 5 PFENEX REPRESENTATIONS AND WARRANTIES

5.01	Pfenex is a corporation duly organized and validly existing under the laws of the State of Delaware.

5.02 Pfenex has all the necessary corporate power and authority to execute, deliver and perform this Agreement, and no approvals or consents of anyone other than the signatories below are necessary in connection with the execution and delivery of this Agreement.

5.03 This Agreement has been duly executed and delivered by Pfenex and constitutes a legal, valid and binding obligation of Pfenex, enforceable in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting creditors generally and subject to rules of law governing specific performance, injunctive relief and other equitable remedies.

ARTICLE 6 DOW REPRESENTATIONS AND WARRANTIES

6.01	Dow is a corporation duly organized and validly existing under the laws of the State of Delaware.

6.02 Dow and/or any of its Affiliates have all the necessary corporate power and authority to execute, deliver and perform this Agreement.

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6.03 To the best of Dow’s Knowledge as of the Effective Date, Dow has not received any claims, demands or actions alleging that any of the Patents assigned hereunder comprising the Pfēnex Expression Technology™ Patents and Virus-Like Particle Patents (the “Transferred Patents”) are invalid. Except as set forth on Schedule 6.03, the Transferred Patents are currently in compliance with formal legal requirements (including payment of filing, examination and maintenance fees). This provision does not include a representation or warranty by Dow that any or all of the Patents comprising the Pfēnex Expression Technology™ Patents and Virus-Like Particle Patents will grant or issue as valid patents.

6.04 Except as set forth on Schedule 6.04, Dow owns all right, title and interest in and to, or possesses sufficient rights to use, all of the Intellectual Property transferred and assigned from Dow to Pfenex under the Technology Assignment Agreement or licensed pursuant to the Technology License Agreement (the “Dow Intellectual Property”), subject to the terms of the applicable Transaction Agreements, free and clear of all Liens or claims of others.

6.05 To the best of Dow’s Knowledge, (i) Dow has not received any notice claiming that the Dow Intellectual Property violates or infringes any intellectual property rights of any Third Party, and (ii) Dow has not received any notice that the Dow Intellectual Property is being violated or infringed by any Third Party.

6.06 Dow Intellectual Property includes all the Intellectual Property of Dow that: (i) are used or held for use by Dow and/or any of its Affiliates in the operation or conduct of the Business, or (ii) are necessary for, or would otherwise be infringed by, the operation or conduct the Business by Pfenex in substantially the same manner as currently conducted.

6.07 Dow has taken all necessary and commercially reasonable actions to perfect the Company’s ownership of the Dow Intellectual Property it owns, licenses or uses, including, if and when applicable and required, the secrecy or confidentiality thereof. Each employee or consultant engaged in the Business has executed and delivered an agreement with Dow relating to invention assignment, confidentiality and non-competition.

6.08 EXCEPT FOR THE EXPRESS WARRANTIES IN THIS ARTICLE 6, DOW MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, REGARDING WITHOUT LIMITATION, THE VALIDITY,

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SCOPE OF ANY PATENT RIGHTS CONVEYED OR INCLUDING, WITHOUT LIMITATIONS, PERFORMANCE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR THE NON-INFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS.

6.09 LIMITATION ON LIABILITY. EXCEPT IN THE EVENT OF FRAUD, DOW’S LIABILITY FOR ANY BREACH OF ANY OF THE REPRESENTATIONS OR WARRANTIES UNDER THIS ARTICLE 6 SHALL IN NO EVENT EXCEED THE AGGREGATE VALUE OF THE SERIES A-1 PARTICIPATING PREFERRED STOCK OF PFENEX ISSUED TO DOW PURSUANT TO THE CONTRIBUTION AGREEMENT.

ARTICLE 7 INVESTIGATIONS; SURVIVAL

7.01 The representations and warranties of Dow, on the one hand, and Pfenex, on the other hand, contained herein or in any certificates or other documents delivered prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any Party. The representations and warranties under Articles 5 and 6 shall survive for one (1) year after the Effective Date.

ARTICLE 8 NOTICES

8.01 Any notice or other communication required or permitted to be given by either Party under this Agreement shall be given in writing and shall be effective when delivered, if delivered by hand, reputable courier service, or five days after mailing if mailed by registered or certified mail, postage prepaid and return receipt requested, addressed to each Party at the following addresses or such other address as may be designated by written notice by either Party:

If to Pfenex:

Pfenex Inc.

5501 Oberlin Drive

San Diego, CA 92121

Attention: Chief Executive Officer

Fax: 858-352-4602

Email: [To be designated by written notice to Dow]

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If to Dow:

The Dow Chemical Company

9330 Zionsville Road

Indianapolis, IN 46268

Attention: General Patent Counsel

Fax: 317-337-4847

Email: jkabramson@dow.com and mdlyons@dow.com

ARTICLE 9 MISCELLANEOUS

9.01 Assignment: This Agreement and all rights herein may not be assigned by either Party without the prior written consent of the other Party; provided that Pfenex may assign, without the prior written consent of Dow, this Agreement, all or any one of two parts of this Agreement as it relates to (i) Pseudomonas fluorescens expression or (ii) virus like particles, to an Affiliate or to an entity acquiring all or substantially all of the assets and business of Pfenex to which this Agreement relates by sale, spin-off, merger, consolidation, public offering, change of control, insolvency proceedings, or otherwise and such entity undertakes in writing all of the obligations and responsibilities of Pfenex under this Agreement; and provided that Dow may assign, without the prior written consent of Pfenex, all or parts of this Agreement to an Affiliate or to an entity acquiring all or substantially all or parts of the assets and business of Dow to which this Agreement relates by sale, spin-off, merger, consolidation, public offering, change of control, insolvency proceedings, or otherwise and such entity undertakes in writing all of the obligations and responsibilities of Dow under this Agreement. The terms and conditions of this Agreement shall be binding on and inure to the benefit of the permitted successors and assigns of the Parties. Except for assignments expressly permitted under this Section 9.01, any attempted assignment or transfer of this Agreement shall be null and void.

9.02 Severability: If any clause, provision, or section of this Agreement, shall, for any reason, be held illegal, invalid or unenforceable, the Parties shall negotiate in good faith and in accordance with reasonable standards of fair dealing, a valid, legal, and enforceable substitute provision or provisions that most nearly reflect the original intent of the Parties under this Agreement in a manner that is commensurate in magnitude and degree with the changes arising as a result of any such substitute provision or provisions. All other provisions in this Agreement shall remain in full force and effect and shall be construed in order to carry out the original intent of the Parties as nearly as possible (consistent with the necessary reallocation of benefits) and as if such invalid, illegal, or unenforceable provision had never been contained herein.

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9.03 Bankruptcy: In the event Pfenex declares bankruptcy under any of the applicable statues, Dow or its Affiliates will have the right of first refusal to purchase the Patent Rights at the same price being offered by a Third Party within sixty (60) days.

9.04 Merger of Understanding/Modification: This Agreement, the Transaction Agreements and all Schedules and Appendices attached hereto and thereto constitute the entire Agreement between the Parties regarding the subject matter hereof and thereof and all prior negotiations and understandings between the Parties are deemed to be merged into this Agreement. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by the respective authorized officers of each of the Parties.

9.05 Force Majeure: Neither of the Parties shall be liable for any default or delay in performance of any obligation under this Agreement caused by any of the following: Act of God, war, terrorism, riot, fire, explosion, accident, flood, sabotage, compliance with governmental requests, laws, regulations, orders or actions, national defense requirements or any other event beyond the reasonable control of such Party; or labor trouble, strike, lockout or injunction (provided that neither of the Parties shall be required to settle a labor dispute against its own best judgment). The Party invoking the provisions of this Section shall give the other Party written notice and full particulars of such force majeure event. Both Pfenex and Dow shall use reasonable business efforts to mitigate the effects of any force majeure on their respective part.

9.06 Relationship of the Parties: The relationship of Pfenex and Dow is strictly one of two parties and the Parties acknowledge that this Agreement does not create a joint venture, partnership, or the like, between them. Each Party shall always remain an independent contractor in its exercise of rights or performance of obligations under this Agreement. Neither Party to this Agreement shall have any authority to employ any person as an employee or agent for or on behalf of the other Party to this Agreement for any purpose, and neither Party to this Agreement, nor any person performing any duties or engaging in any work at the request of such Party, shall be deemed to be an employee or agent of the other Party to this Agreement.

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9.07 Choice of Law; Submission to Jurisdiction: All questions with respect to the construction of this Agreement and the rights and liabilities of the Parties hereto shall be determined in accordance with the laws of the State of Michigan applicable to business arrangements entered into and performed entirely within the State of Michigan.

9.08 Provisions Contrary to Law: In performing this Agreement, the Parties shall comply with all applicable laws and regulations. Nothing in this Agreement shall be construed so as to require the violation of any law, and wherever there is any conflict between any provision of this Agreement and any law, the law shall prevail, but in such event the affected provision of this Agreement shall be affected only to the extent necessary to bring it within the applicable law.

9.09 Remedies: Except as otherwise expressly stated in this Agreement, the rights and remedies of a Party set forth herein with respect to failure of the other to comply with the terms of this Agreement (including, without limitation, rights of full termination of this Agreement) are not exclusive, the exercise thereof shall not constitute an election of remedies and the aggrieved Party shall in all events be entitled to seek whatever additional remedies may be available in law or in equity.

9.10 Fees: Except as otherwise provided herein, each Party shall bear its own legal fees incurred in connection with the transactions contemplated hereby.

9.11 Taxes. Each of the Parties agrees that the assignment contemplated by this Agreement shall be treated, pursuant to Section 351 of the Code, as a tax-free contribution of the Assets by Dow to the Company in exchange for the Series A-1 Preferred Stock. None of the Parties shall take a position on any Tax Return or attachment thereto, before any Tax Authority, in any judicial Proceeding, or for any other Tax purpose that is in any way inconsistent with such Tax treatment, unless specifically required to do so pursuant to a “determination” within the meaning of Section 1313(a) of the Code or an analogous provision of Law. The Company shall be responsible for and shall pay all sales, use, transfer, stamp duty, recording, value added, and other similar Taxes, including all bulk sales taxes, in each case including interest, penalties or additions attributable thereto (the “Transfer Taxes”), arising out of or in connection with the assignment contemplated by this Agreement. The Parties shall cooperate with each other in good faith in the preparation and filing of any Tax Returns relating to any Transfer Taxes. Capitalized terms used in this paragraph shall have the meaning ascribed to them in the Contribution Agreement.

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9.12 Headings: Headings herein are for convenience of reference only and shall in no way affect interpretation of this Agreement.

9.13 Counterparts: This Agreement may be executed in any number of counterparts with the same effect as if all Parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

9.14 Appendices: The appended Appendices and Schedules and any modifications or amendments thereof form an integral part of this Agreement.

9.15 Waiver: Neither Party may waive or release any of its rights or interests in this Agreement except in writing. The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition. No waiver by either Party of any condition or term in any one or more instances shall be construed as a continuing waiver of such condition or term or of another condition or term.

9.16 Confidentiality of the Agreement. Except as expressly permitted herein, this Agreement, including the terms set forth herein, shall be maintained in confidence by the Parties and shall not be provided or disclosed to Third Parties. Notwithstanding the foregoing, each Party shall have the right to disclose this Agreement, including the terms set forth herein, to its (i) tax advisors, accountants, legal counsel, investors, banks and financial sources and its advisors, or potential business partners or other Third Parties who are under an obligation of confidentiality, and (ii) in confidence, in connection with the sale of substantially all the business assets to which this Agreement relates, so long as, in the case of a disclosure under (i) or (ii) hereof, the person or entity to which disclosure is made is bound under confidentiality provisions that are reasonable and customary under the applicable circumstances. In addition, and notwithstanding anything to the contrary herein, Dow and Pfenex may disclose this Agreement, including the terms set forth herein, as required to comply with applicable law, regulations, court orders, or tax or securities filings (including any of the rules and regulations of a relevant stock exchange or other governing body, specifically including the Securities & Exchange Commission (SEC)).

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9.17	Arbitration.

9.17.01 General. If any dispute arises between the Parties out of or in connection with this Agreement, or the validity, enforceability, construction, performance or breach (or alleged breach) thereof (a “Dispute”), then subject to Section 9.18, such Dispute shall be referred to be finally settled by binding arbitration under the Rules of the American Arbitration Association (“AAA”) by three arbitrators appointed in accordance with the rules thereof, each Party shall select one person to act as arbitrator; and the two Party-selected arbitrators shall select a third arbitrator within fifteen (15) business days of their appointment, and the decision of the arbitrators shall be final and binding on the Parties hereto.

9.17.02 Baseball. Notwithstanding Section 9.17.01, for any Dispute arising out of Section 2.04, then subject to Section 9.18, such Dispute shall be finally settled as a “baseball” type arbitration proceeding; and the arbitrators may fashion such detailed procedures as the arbitrators consider appropriate to implement this intent. Accordingly, each Party shall provide the arbitrators and the other Party with a written report setting forth its position with respect to the substance of the Dispute and may submit a revised report and position to the arbitrators within fifteen (15) days of receiving the other Party’s report. The arbitrators shall select one of the Party’s positions as his or her final decision, and shall not have the authority to render any substantive decision other than to so select the position of either Dow or Pfenex as set forth in their respective written reports (as initially submitted, or as revised in accordance with this Section 9.17.02, as applicable); provided that, in determining which Party’s position to select, the arbitrators will take into account the financial position of each Party and will not make a determination that would impose an undue hardship on either Party.

9.17.03 Decision; Location; Costs. The place of the arbitration proceeding shall be in a neutral location agreeable to both Parties. The Parties agree that the decision shall be the sole, exclusive and binding remedy between them regarding determination of the matters presented to the arbitrator. The costs of such arbitration, including administrative and arbitrator’s fees, shall be shared equally by the Parties,

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and each Party shall bear its own expenses and attorney’s fees incurred in connection with the arbitration. The Parties shall use good faith efforts to complete arbitration under this Section 9.17 within sixty (60) days following the initiation of such arbitration. The arbitrators shall establish reasonable additional procedures to facilitate and complete such arbitration within such sixty (60) day period. The arbitrators shall have no authority to award punitive damages or any other type of damages not measured by a Party’s compensatory damages to either Party.

9.18 Provisional Remedies. Nothing in this Agreement shall limit the right of either Party to seek to obtain in any court of competent jurisdiction any equitable or interim relief or provisional remedy, including injunctive relief. Specifically, the Parties acknowledge a breach of this Agreement may result in irreparable harm to either Party, and either Party will be entitled to seek injunctive and other equitable relief to prevent any breach or the threat of any breach of this Agreement by the other Party without showing or proving actual damages. Notwithstanding, seeking or obtaining such equitable or interim relief or provisional remedy in a court shall not be deemed a waiver of this Agreement to arbitrate. For clarity, any such equitable remedies shall be cumulative and not exclusive and are in addition to any other remedies that either Party may have under this Agreement or applicable law.

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IN WITNESS WHEREOF, the Parties hereto have understood, agreed to and caused this Agreement to be executed in duplicate originals by their duly authorized representatives as of the Effective Date.

THE DOW CHEMICAL COMPANY

By:	/s/ Fernando Ruiz

Name:	Fernando Ruiz

Title:	Corporate Vice President and Treasurer

DOW GLOBAL TECHNOLOGIES INC.

By:	/s/ Mark A. Whiteman

Name:	Mark A. Whiteman

Title:	President

PFENEX INC.

By:	/s/ Albert Hansen

Name:	Albert Hansen

Title:	President

[Signature Page to Technology Assignment Agreement]

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Appendix A

Assigned Patents

[Attached]

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Appendix B

Assigned Trademarks

[Attached]

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Appendix C

Assignment Document

[Attached]